LEGG MASON VALUE TRUST, INC.

                             ARTICLES SUPPLEMENTARY

      Legg Mason Value Trust, Inc., a Maryland Corporation, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST:      On June 28, 2006, the Board of Directors of Legg Mason Value
Trust, Inc. ("Board"), a Maryland Corporation ("Corporation") organized on January 20, 1982, under authority contained in the Corporation's charter, has:

            (a)increased the aggregate number of shares of capital stock that the Corporation has authority to issue from one billion (1,000,000,000) to one billion five hundred million (1,500,000,000) shares; and

            (b)created and established a new share class of the sole series of the Corporation, to be known as the "Legg Mason Value Trust, Class R shares" and designated all five hundred million (500,000,000) shares of capital stock that the Corporation is newly authorized to issue as shares of "Legg Mason Value Trust, Class R."

      The par value of shares of capital stock of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares and the classifications and designations described herein, the aggregate par value of all of the authorized shares was one million (1,000,000) dollars; as increased, the aggregate par value of all of the shares is one million five hundred thousand (1,500,000) dollars.

      SECOND:     Each Primary Class, Institutional Class, Financial
Intermediary Class, and Class R share of Legg Mason Value Trust (the "Series") shall represent investment in the same pool of assets as every other share of the Series and shall have the same preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as every other share of the Series, except as provided in the Corporation's Articles of Incorporation and as set forth below:

      (1) The net asset values of Primary Class, Institutional Class, Financial Intermediary Class, and Class R shares shall be calculated separately. In calculating the net asset values,

            (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

            (b) Each class shall be charged separately with such other expenses as may be permitted by U.S. Securities and Exchange Commission ("SEC") rule or order and as the Board shall deem appropriate;

            (c) All other fees and expenses shall be charged to all classes of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

      (2) Dividends and other distributions shall be paid on Primary Class, Institutional Class, Financial Intermediary Class, and Class R shares at the same time. The amounts of all dividends and other distributions shall be calculated separately for Primary Class, Institutional Class, Financial Intermediary Class, and Class R shares. In calculating the amount of any dividend or other distribution,

            (a) Each class shall be charged with the transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to that class, and not with transfer agency fees and Rule 12b-1 fees (or equivalent fees by any other name) attributable to any other class;

            (b) Each class shall be charged separately with such other expenses as may be permitted by SEC rule or order and as the Board shall deem appropriate;

            (c) All other fees and expenses shall be charged to each class of the Series, in the proportion that the net asset value of that class bears to the net asset value of the Series, except as the SEC may otherwise require;

      (3) Each class of the Series shall vote separately on matters pertaining only to that class, as the directors shall from time to time determine. On all other matters, all classes of the Series shall vote together, and every share of the Series, regardless of class, shall have an equal vote with every other share of the Series.

      THIRD:      Immediately before filing these Articles Supplementary, the
Corporation had authority to issue one billion (1,000,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million (1,000,000) dollars. These shares were classified as follows:

Designation                   Number of Shares
-----------                   ----------------
Legg Mason Value Trust        450,000,000 Primary Class Shares
                              450,000,000 Institutional Class Shares
                              100,000,000 Financial Intermediary Class Shares

      FOURTH:     Immediately after filing these Articles Supplementary, the
Corporation shall have authority to issue one billion five hundred million (1,500,000,000) shares of Common Stock, $0.001 par value per share, having an aggregate par value of one million five hundred thousand (1,500,000) dollars. These shares are classified as follows:

Designation                   Number of Shares
-----------                   ----------------
Legg Mason Value Trust        450,000,000 Primary Class Shares
                              450,000,000 Institutional Class Shares
                              100,000,000 Financial Intermediary Class Shares
                              500,000,000 Class R Shares


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      FIFTH:      The foregoing changes were approved by a majority of the
entire Board of Directors of the Corporation and are limited to changes expressly permitted by Sections 2-105(c) and 2-605(a)(2) of the Maryland General Corporate Law to be made without action by the stockholders or matters reserved by the Corporation's charter to the Board of Directors.

      SIXTH:      The Corporation is registered as an open-end investment
company under the Investment Company Act of 1940.

      SEVENTH:    The undersigned Vice President and Chief Legal Officer of the
Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Vice President and Chief Legal Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

      IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Vice President and Chief Legal Officer and attested to by its Secretary on September 1, 2006.

ATTEST:                             LEGG MASON VALUE TRUST, INC.





By: /s/ Richard M. Wachterman         By: /s/ Gregory Merz
   ---------------------------           ---------------------------
   Richard M. Wachterman                 Gregory Merz
   Secretary                             Vice President and Chief Legal Officer


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